Filed pursuant to Rule 424(b)(7)
Registration No. 333-269193

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 12, 2023)

6,750,000 Shares

Expro Group Holdings N.V.

Common Stock

This prospectus supplement relates to the offer and sale of up to an aggregate of 6,750,000 shares of our common stock, €0.06 nominal value per share (our “common stock”), by the selling shareholders named herein in one or more offerings. We are not selling any shares of common stock under this prospectus supplement, and we will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “XPRO.” The closing sale price of our common stock on the NYSE on July 5, 2024 was $22.50 per share.

The selling shareholders may offer and sell the shares from time to time. The selling shareholders may offer the shares at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. For more information on possible methods of offer and sale by the selling shareholders, you should refer to the section of this prospectus supplement entitled “Plan of Distribution.” We do not know which method, in what amount or at what time or times the selling shareholders may sell the shares of our common stock covered by this prospectus supplement. We will bear the costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions, fees and discounts, if any, attributable to the sale of shares.

Investing in our common stock involves risks. You should read carefully and consider the risks referenced under “Risk Factors” on page  6 of the accompanying prospectus, as well as the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 8, 2024.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus.

Neither we nor the selling shareholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectuses we have prepared. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information included in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement and that the information incorporated by reference is accurate only as of the date the respective information was filed with the SEC, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

We will not issue any new shares of our common stock as part of this offering and we will not receive any proceeds from the sale of any shares of common stock by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus supplement covers the offering for resale of up to an aggregate of 6,750,000 shares of our common stock that may be offered and sold from time to time by the selling shareholders identified below under this prospectus supplement, subject to any appropriate adjustment as a result of any share subdivision, split, combination or other reclassification of our common stock. The selling shareholders identified below may currently hold or acquire at any time common stock in addition to the shares registered hereby. The selling shareholders acquired 6,250,000 of the shares of common stock on May 15, 2024 (the “Closing Date”), pursuant to the Agreement relating to the sale and purchase of CTL UK Holdco Ltd, dated February 13, 2024 (as amended, the “Purchase Agreement”), by and among us, Expro Holdings UK 3 Limited and BP Inv4 Holdco Ltd (“BP Holdco”) and the other sellers party thereto. The remaining 500,000 shares of common stock offered hereby (the “escrow shares”) have been deposited into escrow with Law Debenture Trust Corporation p.l.c. under the terms of an escrow agreement and will be disposed of in accordance with the terms of the Purchase Agreement. Pursuant to the Registration Rights Agreement, dated May 15, 2024, by and among us and the shareholders party thereto, the selling shareholders agreed that, prior to the expiration dates specified therein, they will not, directly or indirectly, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any economic, voting or other rights in or to the shares of common stock offered hereby, among other restrictions on transfer specified therein, other than with our prior written consent and subject to certain customary exceptions. The transfer restrictions with respect to approximately 3,125,000 shares of common stock offered hereby expired on July 5, 2024.

Pursuant to the Purchase Agreement, we were obligated to prepare and file a registration statement, or a prospectus supplement to an existing registration statement, to permit the resale from time to time as permitted by Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of common stock acquired by the selling shareholders pursuant to the Purchase Agreement. We are registering the shares of common stock described in this prospectus supplement pursuant to the Purchase Agreement.

Information concerning the selling shareholders may change from time to time, and, if necessary, we will amend or supplement this prospectus supplement accordingly. To our knowledge, the selling shareholders have not, nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of common stock.

We have prepared the paragraph immediately following this paragraph, the table and the related notes based on information supplied to us by the selling shareholders on or prior to July 8, 2024. We have not sought to verify such information. Other information about the selling shareholders may change over time.

The selling shareholders may sell up to all of the shares of common stock shown in the table below under the heading “Number of Shares Being Offered” pursuant to this prospectus supplement in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling shareholders are not obligated to sell any of the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

Name of Selling Shareholder	Ownership of Common Stock Before the Offering		Number of Shares Being Offered	Ownership of Common Stock After the Offering(1)
	Number	Percentage(2)		Number	Percentage(2)
Entities affiliated with Buckthorn Partners(3)	5,373,722	4.6%	5,373,722	—	—
John Kenneth Fraser Murray(4)	693,734	*	693,734	—	—
John Paul Fraser(5)	308,150	*	308,150	—	—
Scott Anthony Benzie(6)	161,591	*	161,591	—	—
Michael Anthony De Rhune(7)	71,773	*	71,773	—	—
Andrei Filippov(8)	65,893	*	65,893	—	—
Gregory Filippov 2003 Gift Trust(9)	32,143	*	32,143	—	—
Natalia Filippov 2003 Gift Trust(10)	14,285	*	14,285	—	—
Lyndsay Harley(11)	12,759	*	12,759	—	—
Brice Marc Bouffard(12)	9,570	*	9,570	—	—
Jeff Nicol(13)	6,380	*	6,380	—	—

*	Less than 1%.
(1)	Assumes the selling shareholders sells all of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus.
(2)	Based upon an aggregate of approximately 117,466,166 shares outstanding as of July 3, 2024.
(3)

Consists of (i) 4,354,838 shares of common stock held directly by BP Inv4 LP (“BP LP”), (ii) 620,832 shares of common stock held directly by BP Holdco, (iii) 348,386 escrow shares, which represents the maximum number of escrow shares that may be allocated to BP LP pursuant to the Purchase Agreement, and (iv) 49,666 escrow shares, which represents the maximum number of escrow shares that may be allocated to BP Holdco pursuant to the Purchase Agreement. Buckthorn Jersey (GP) Ltd is the general partner of BP LP (“BP GP”) and BP GP is managed by a board of directors, consisting of Mark Chaichian, Michael Adams, Nicholas Gee and Shane Hollywood. As a result, BP GP may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by BP LP. BP Holdco is managed by a board of directors, consisting of Mark Chaichian, Nicholas Gee and Adnan Ghabris. The address of BP LP is 26 New Street, St. Helier, JE2 3RA, Jersey. The address of BP Holdco is International House, 36-38 Cornhill, London, England EC3V 3NG.

(4)

Consists of (i) 642,346 shares of common stock held directly by John Kenneth Fraser Murray and (ii) 51,388 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Murray pursuant to the Purchase Agreement. The address of Mr. Murray is Sport City, Victory Heights, Novelia, Street 1, Villa 50, Dubai, United Arab Emirates.

(5)

Consists of (i) 285,324 shares of common stock held directly by John Paul Fraser and (ii) 22,826 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Fraser pursuant to the Purchase Agreement. The address of Mr. Fraser is 3 Union Place, Montrose, Angus, Scotland, DD10 8QB.

(6)

Consists of (i) 149,621 shares of common stock held directly by Scott Anthony Benzie and (ii) 11,970 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Benzie pursuant to the Purchase Agreement. The address of Mr. Benzie is 1215 Emerald Green Lane, Houston, Texas 77094.

(7)

Consists of (i) 66,456 shares of common stock held directly by Michael Anthony De Rhune and (ii) 5,317 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Rhune pursuant to the Purchase Agreement. The address of Mr. Rhune is 4 Stevens Lane, Claygate, Esher Surrey, United Kingdom KT10 0TE.

(8)

Consists of (i) 61,012 shares of common stock held directly by Andrei Filippov and (ii) 4,881 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Filippov pursuant to the Purchase Agreement. The address of Mr. Filippov is 37 Wynden Oaks Drive, Houston, Texas 77056.

(9)

Consists of (i) 29,762 shares of common stock held directly by the Gregory Filippov 2003 Gift Trust (the “Gregory Filippov Trust”) and (ii) 2,381 escrow shares, which represents the maximum number of escrow shares that may be allocated to the Gregory Filippov Trust pursuant to the Purchase Agreement. Gregory Filippov is the sole beneficiary and trustee of the Gregory Filippov Trust. The address of the Gregory Filippov Trust and Mr. Filippov is 14623 Bramblewood Drive, Houston, Texas 77079.

(10)

Consists of (i) 13,227 shares of common stock held directly by the Natalia Filippov 2003 Gift Trust (the “Natalia Filippov Trust”) and (ii) 1,058 escrow shares, which represents the maximum number of escrow shares that may be allocated to the Natalia Filippov Trust pursuant to the Purchase Agreement. Natalia Filippov is the sole beneficiary and trustee of the Natalia Filippov Trust. The address of the Natalia Filippov Trust and Ms. Filippov is 37 Wynden Oaks Drive, Houston, Texas 77056.

(11)

Consists of (i) 11,814 shares of common stock held directly by Lyndsay Harley and (ii) 945 escrow shares, which represents the maximum number of escrow shares that may be allocated to Ms. Harley pursuant to the Purchase Agreement. The address of Ms. Harley is Southview, Pidrichie, Stonehaven, Scotland AB39 3XA.

(12)

Consists of (i) 8,861 shares of common stock held directly by Brice Marc Bouffard and (ii) 709 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Bouffard pursuant to the Purchase Agreement. The address of Mr. Bouffard is Johan van Oldenbarneveltlaan 74, 2582, NW Den Haag, The Netherlands.

(13)

Consists of (i) 5,907 shares of common stock held directly by Jeff Nicol and (ii) 473 escrow shares, which represents the maximum number of escrow shares that may be allocated to Mr. Nicol pursuant to the Purchase Agreement. The address of Mr. Nicol is 28 Carnie Gardens, Elrick, Aberdeenshire, Scotland AB32 6HR.

PLAN OF DISTRIBUTION

The common stock is being registered to permit the selling shareholders to offer and sell the common stock from time to time after the date of this prospectus supplement. The selling shareholders may make sales of the shares of common stock included in this prospectus supplement from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, to dealers or through agents, on any stock exchange on which the shares are listed or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, at privately negotiated prices or any other method permitted pursuant to applicable law. The selling shareholders may use one or more of the following methods when selling shares of our common stock under this prospectus supplement:

•	sales through agents or to or through brokers or dealers;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales directly to one or more purchasers;

•	sales on the NYSE or on any national securities exchange or quotation service on which shares of our common stock may be listed or quoted at the time of the sale;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with one or more of the selling shareholders to sell a specified number of such shares of common stock at a stipulated price per share of common stock;

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in a public auction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus supplement;

•	short sales and delivery of shares of our common stock to close out short positions entered into after the date of this prospectus supplement;

•	sales by broker-dealers of shares of our common stock that are loaned or pledged to such broker-dealers;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, the selling shareholders may elect to make in-kind distributions of shares of common stock to its members or partners pursuant to the registration statement of which this prospectus supplement is a part by delivering a prospectus supplement. To the extent that such members or partners are not affiliates of ours, such members or partners would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement.

The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus supplement.

The selling shareholders may fix a price or prices of shares of our common stock at:

•	market prices prevailing at the time of any sale under this prospectus supplement;

•	prices related to market prices; or

•	negotiated prices.

The selling shareholders may change the price of shares of our common stock offered from time to time.

If dealers are used in an offering, the selling shareholders may sell shares of our common stock to the dealers as principals. The dealers then may resell the shares to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from the selling shareholders and any profit on their resale of shares of our common stock may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified in the applicable prospectus supplement and their compensation will be described. We and the selling shareholders may enter into agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares of our common stock.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us or the selling shareholders in the ordinary course of business.

In connection with offerings of common stock under this prospectus supplement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common stock at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the common stock for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common stock, the underwriters, brokers or dealers may place bids for the common stock or effect purchases of the common stock in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common stock in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed shares of common stock in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through any stock exchange on which the shares of common stock are listed, the existing trading market for the shares, or in the over-the-counter market or otherwise.

In addition, the selling shareholders may enter into derivative transactions with third parties, or sell shares of our common stock not covered by this prospectus supplement to third parties in privately negotiated transactions. If an applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares of our common stock covered by this prospectus supplement, including in short sale transactions. If so, the third party may use shares of our common stock pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of securities, and may use shares of our common stock received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus supplement, will be named in an applicable prospectus supplement (or a post-effective amendment).

In addition, the selling shareholders may otherwise loan or pledge shares of our common stock to a financial institution or other third party that in turn may sell the shares short using this prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in such shares or in connection with a concurrent offering of other securities.

From time to time, the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of our common stock owned by it. In the event of default, the pledgees, secured parties or persons to whom the shares have been hypothecated will, to the extent registration rights are transferable and are transferred upon foreclosure, be deemed to be selling shareholders under this prospectus supplement. The number of shares of our common stock offered under this prospectus supplement by the selling shareholders will decrease as and when such events occur.

The selling shareholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling shareholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus supplement. In the event that an offering made pursuant to a prospectus supplement is subject to FINRA Rule 5121, such prospectus supplement will comply with the prominent disclosure provisions of that rule.

We have agreed to pay the expenses of the registration of the shares of common stock offered and sold by the selling shareholders under this prospectus supplement, including, but not limited to, all registration and filing fees. We will not pay any underwriting fees, discounts and selling commissions and transfer taxes allocable to the selling shareholders’ sale of common stock, which will be paid by the selling shareholders to the extent applicable.

We have agreed to indemnify, in certain circumstances, the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain civil liabilities, including certain liabilities under the Securities Act.

There can be no assurances that the selling shareholders will sell, nor is the selling shareholders required to sell, any or all of the shares of common stock included in this prospectus supplement.

To the extent required, this prospectus supplement may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Van Campen Liem, Amsterdam, The Netherlands.

EXPERTS

The consolidated financial statements of Expro Group Holdings N.V. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus, and the effectiveness of Expro Group Holdings N.V.’s internal control over financial reporting as of December 31, 2023 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We make available free of charge on our website, www.expro.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

We have also filed with the SEC under the Securities Act a registration statement on Form S-3 with respect to the securities offered by this prospectus supplement. This prospectus supplement, which constitutes part of the registration statement, does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement.

We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed), prior to the termination of the offering under this prospectus supplement:

•

our Annual Report on  Form 10-K for the year ended December 31, 2023, filed on February 21, 2024, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on  Schedule 14A for our 2024 Annual General Meeting of Shareholders filed on March 29, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024, filed on April 25, 2024;

•	our Current Reports on Form 8-K, filed with the SEC on February 14, 2024, May 15, 2024 and May 28, 2024; and

•

the description of our common stock contained in  Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 21, 2024, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Expro Group Holdings N.V.

Attention: Investor Relations

1311 Broadfield Boulevard, Suite 400

Houston, Texas 77084

(713) 463-9776

Other than the documents expressly incorporated herein by reference, information on our website, or any other website that is referred to in this prospectus supplement, is not incorporated by reference into this prospectus supplement and does not constitute part of this prospectus supplement.

PROSPECTUS

Expro Group Holdings N.V.

Common Stock

Debt Securities

Warrants

We or selling securityholders may offer from time to time an indeterminate amount of our common stock, debt securities (which may be senior, senior subordinated or subordinated) and warrants. We refer to these shares of common stock, debt securities and warrants collectively as the “securities.” The securities may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we or any of the selling securityholders will offer these securities. Each time we or any of the selling securityholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which we or any of the selling securityholders will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “XPRO.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 for information about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 12, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. In addition, selling securityholders identified in a prospectus supplement may, from time to time, sell securities described in this prospectus. This prospectus provides you with a general description of the securities that we or the selling securityholders may offer. Each time we or any selling securityholders use this prospectus to offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. Neither we nor the selling securityholders have authorized anyone else to provide you with any information other than that included or incorporated by reference in this prospectus and the applicable prospectus supplement and we can provide no assurance as to the reliability of such information. This prospectus is not making an offer to sell in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

In this prospectus or any prospectus supplement, unless the context requires otherwise or unless otherwise noted, the terms “we,” “us,” “our,” “Expro” and the “Company” refer to Expro Group Holdings N.V. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol “XPRO.” We make available free of charge on our website, www.expro.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information furnished rather than filed), prior to the termination of the offerings under this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March  8, 2022, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A for our 2022 Annual General Meeting of Shareholders filed on April 1, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 5, 2022, August 4, 2022 and November 3, 2022, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on June 1, 2022 and January 12, 2023; and

•

the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 8, 2022, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Expro Group Holdings N.V.

Attention: Investor Relations

1311 Broadfield Boulevard, Suite 400

Houston, Texas 77084

(713) 463-9776

Other than the documents expressly incorporated herein by reference, information on our website, or any other website that is referred to in this prospectus, is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements include those that express a belief, expectation or intention, as well as those that are not statements of historical fact. Forward-looking statements include information regarding our future plans and goals and our current expectations with respect to, among other things:

•	our business strategy and prospects for growth;

•	post-merger integration;

•	our cash flows and liquidity;

•	our financial strategy, budget, projections and operating results;

•	the amount and timing of any future share repurchases;

•	the amount, nature and timing of capital expenditures;

•	the availability and terms of capital;

•	the exploration, development and production activities of our customers;

•	the market for our existing and future products and services;

•	competition and government regulations; and

•	general economic and political conditions, including political tensions, conflicts and war (such as the ongoing conflict in Ukraine).

These forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “goal,” “plan,” “intend,” “potential,” “predict,” “project,” “may,” “outlook,” or other terms that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. Forward-looking statements are not assurances of future performance and involve risks and uncertainties. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties include, but are not limited to, the following:

•

uncertainty relating to global crude oil demand and crude oil prices that correspondingly may lead to significant reductions in oil and gas activity, which in turn could result in significant declines in demand for our products and services;

•

uncertainty regarding the extent and duration of the remaining restrictions in the United States and globally on various commercial and economic activities due to COVID-19, including uncertainty regarding the re-imposition of restrictions due to resurgences in infection rates;

•

uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the products and services we provide and the commercial opportunities available to us;

•	the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

•	unique risks associated with our offshore operations;

•

political, economic and regulatory uncertainties in our international operations, including the impact of actions taken by members of the Organization of Petroleum Exporting Countries and certain other oil producing nations with respect to production levels and the effects thereof;

•	our ability to develop new technologies and products;

•	our ability to protect our intellectual property rights;

•	our ability to attract, train and retain key employees and other qualified personnel;

•	operational safety laws and regulations;

•	international trade laws and sanctions;

•

severe weather conditions and natural disasters, and other operating interruptions (including explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	policy or regulatory changes;

•	the overall timing and level of transition of the global energy sector from fossil-based systems of energy production and consumption to more renewable energy sources;

•	perception related to our environmental, social and governance (“ESG”) performance as well as current and future ESG reporting requirements; and

•	uncertainty with respect to integration and realization of expected synergies following completion of the merger between the Company and Expro Group Holdings International Limited.

These and other important factors that could affect our operating results and performance are described in (1) Part I, Item 1A “Risk Factors” and in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2021, (2) our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, (3) our other reports and filings we make with the SEC from time to time and (4) other announcements we make from time to time. Should one or more of the risks or uncertainties described in the documents above or in this prospectus or in the documents we incorporate by reference herein occur, or should underlying assumptions prove incorrect, our actual results, performance, achievements or plans could differ materially from those expressed or implied in any forward-looking statements. All such forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this section.

ABOUT US

We are a global provider of energy services with operations in approximately 60 countries. Our portfolio of capabilities includes products and services related to well construction, well flow management, subsea well access, and well intervention and integrity, which enhance production and improve recovery across the well lifecycle, from exploration through abandonment. We have approximately 7,600 employees and provide services and solutions to leading exploration and production companies in both onshore and offshore environments.

Our principal executive offices are located at 1311 Broadfield Boulevard, Suite 400, Houston, Texas 77084, and our telephone number at that address is (713) 463-9776. We maintain a website at www.expro.com. Other than the documents expressly incorporated herein by reference, information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	the repayment, refinancing or redemption of outstanding indebtedness or other securities;

•	working capital;

•	capital expenditures; and

•	acquisitions of complementary businesses or other assets.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of outstanding indebtedness.

We will not receive any proceeds from the sale of any securities by any selling securityholder offered under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The material provisions of our articles of association and particular provisions of Dutch law relevant to our statutory existence and the Dutch Corporate Governance Code are summarized below. This summary does not restate our articles of association or relevant Dutch law in their entirety. While we believe that this summary contains all of the information about our articles of association important to your decision to subscribe for the shares of our common stock, it does not include all of the provisions that you may feel are important. Our articles of association, and not this summary, define your rights as a holder of shares of our common stock. Our articles of association are registered at the Dutch Trade Register, and an English translation has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Our file number with the Dutch Trade Register is 34241787.

Authorized Capital

As of the date of this prospectus, our authorized capital amounts to twelve million euro (EUR 12,000,000) and is divided into 200,000,000 shares of common stock, each with a nominal value of six eurocent €0.06. No preferred shares are currently authorized by our articles of association.

Under Dutch law, our authorized capital stock is the maximum capital that we may issue without amending our articles of association. An amendment of our articles of association would require a resolution from the general meeting of shareholders.

Issuance of Capital Stock

Under Dutch law, we may only issue capital stock pursuant to a resolution of the general meeting of shareholders, unless another corporate body has been designated to do so by a resolution of the general meeting of shareholders or by our articles of association.

Our Board was designated by our articles of association for a period of five years from May 19, 2017 to issue shares and grant rights to subscribe for shares up to the amount of unissued shares in our authorized capital stock. The designation may be extended from time to time, with periods not exceeding five years, by a resolution of the general meeting of shareholders adopted with a simple majority. If and when said authority is not or no longer delegated to another corporate body, the general meeting of shareholders may only decide to issue shares and grant rights to subscribe for shares at the proposal of the Board. Our Board is currently authorized, by resolution approved at the 2022 annual general meeting held on May 25, 2022, to issue shares up to 20% of the issued share capital, for any legal purpose, at the stock exchange or in a private purchase transaction for a period of 18 months from such meeting. It is our intention to propose to renew such authorization at each annual general meeting of shareholders.

Pre-Emptive Rights

Under Dutch law, in the event of an issuance of shares of common stock, each holder of common stock will have a pro rata preemptive right based on the number of shares of common stock held by such shareholder. Preemptive rights do not apply with respect to shares of common stock issued against contributions other than in cash or shares of common stock issued to our employees or the employees of one of our group companies.

The above referenced resolution approved at the 2022 annual general meeting held on May 25, 2022, to authorize our board to issue shares, also included the authority to limit or exclude any pre-emptive rights to which shareholders may be entitled in connection with the issuance of shares for a period of 18 months from such meeting. It is our intention to propose to renew such authorization at each annual general meeting of shareholders.

Repurchase of Shares of Capital Stock

Under Dutch law, a public company with limited liability (naamloze vennootschap) may acquire its own fully paid-up shares, subject to certain provisions of Dutch law and the company’s articles of association. We may acquire our own fully paid-up shares either without paying any consideration, or in the event any consideration must be paid only if (i) our shareholders’ equity less the acquisition price is not less than the sum of paid-up and called-up capital and any reserve required to be maintained by law or our articles of association, (ii) we and our subsidiaries would not thereafter hold or hold shares as a pledgee with an aggregate par value exceeding 50% of our issued capital stock and (iii) the general meeting of shareholders has authorized the Board to effect such acquisitions.

Our Board is currently authorized, by resolution approved at the 2022 annual general meeting held on May 25, 2022, to repurchase up to a total of 10% of the issued share capital, at a price between $0.01 and 105% of the market price on the NYSE, for a period of 18 months from such meeting. It is our intention to propose to renew such authorization at each annual general meeting.

Capital Reduction

Subject to Dutch law and our articles of association, pursuant to a proposal of the Board, the general meeting of shareholders may resolve to reduce the outstanding capital stock by cancellation of shares or by reducing the nominal value of the shares by means of an amendment to our articles of association. Dutch law requires that this resolution be adopted by an absolute majority of votes cast, or by a two-thirds majority of the votes cast, if less than half of the issued capital stock is present or represented at the meeting.

Dividends

Subject to certain exceptions, Dutch law provides that dividends may only be paid out of profits as shown in our annual financial statements as adopted by the general meeting of shareholders. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of paid-up capital and any reserves that must be maintained under the law or our articles of association. Interim dividends may be declared as provided in our articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up capital plus any reserves that must be maintained under the law or our articles of association as apparent from an interim statement of assets and liabilities prepared on the basis of generally accepted accounting principles. Interim dividends should be regarded as advances on the final dividend that a company intends to declare with respect to the ongoing financial year or—if the annual accounts have not yet been adopted—the previous financial year.

Should it be determined that any distribution made was not permitted, the shareholders or any other person entitled to profits must repay the dividends declared to the extent such shareholder or person was or ought to have been aware that the distribution was not permitted.

Pursuant to our articles of association, the Board, decides what portion of our profit is to be held as reserves. Holders of our common stock are not entitled to any dividends unless declared by our Board.

General Meeting of Shareholders

Procedures and Admissions

Pursuant to our articles of association, general meetings of shareholders are held in the municipality of Amsterdam, The Netherlands or at Schiphol (Municipality of Haarlemmermeer, The Netherlands). A general meeting of shareholders will be held at least once a year within the period required by Dutch law, which is currently no later than six months after the end of our financial year.

Extraordinary general meetings of shareholders will be held as frequently as needed; however, they must be convened by the Board or by shareholders and holders of depositary receipts issued with the cooperation of the Company, together representing at least one-tenth of the issued capital (the “Requesting Shareholders”). The Requesting Shareholders are only authorized to call the extraordinary general meeting themselves if it is evidenced that the Requesting Shareholders have requested the Board to call a general meeting in writing, exactly stating the matters to be discussed, and the Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. If the Requesting Shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the Board to call the general meeting. The Board must give public notice of a general meeting of shareholders or an extraordinary meeting of shareholders, by at least such number of days prior to the day of the meeting as required by Dutch law, which is currently fifteen days.

The agenda for a meeting of shareholders must contain such items as the Board or the person or persons convening the meeting determine. The agenda shall also include any matter, the consideration of which has been requested by one or more shareholders, representing alone or jointly with others at least such percentage of the issued capital stock as determined by Dutch law, which is currently set at three percent. The request to consider such matter should have been received by us no later than on the 60th day prior to the day of the meeting accompanied by a statement containing the reasons for the request.

The agenda for the annual general meeting of shareholders shall contain, among other items, items placed on the agenda in accordance with Dutch law and our articles of association, the consideration of the annual report, the discussion and adoption of our annual accounts, our policy regarding dividends and reserves and the proposal to pay a dividend (if applicable), proposals relating to the composition of the Board, including the filling of any vacancies on the Board, the proposals placed on the agenda by the Board, including but not limited to a proposal to grant discharge to the members of the Board from liability in respect of the exercise of their duties during the financial year, together with the items proposed by shareholders in accordance with provisions of Dutch law and our articles of association.

Shareholders are entitled to attend our general meeting of shareholders, to address the general meeting of shareholders and to vote, either in person or represented by a person holding a written proxy. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically.

The holder of a right of usufruct or a pledgee with voting rights is entitled to request an item to be placed on the agenda of the general meeting of shareholders, to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote.

The Temporary Act COVID-19 Justice and Security (Tijdelijke wet COVID-19 Justitie en Veiligheid) (the “Temporary Act”) came into force in 2020. This Temporary Act provides, among other things, for special arrangements for general meetings of shareholders of companies. Under the Temporary Act, it is possible to deviate from any provisions in a company’s articles of association that require holding physical shareholder meetings. The Temporary Act will remain in force until February 1, 2023. However, the Temporary Act is not expected to be extended again and virtual-only meetings will no longer be allowed from February 1, 2023. A hybrid meeting remains possible, if a company’s articles of association provide for this. Our articles of association provide the possibility to hold hybrid meetings in article 35 paragraph 6.

On December 7, 2022, a preliminary bill for a permanent statutory regulation of the virtual-only shareholders’ meeting of companies was made available for public consultation. Virtual-only shareholders’ meetings will then only be possible if a company’s articles of association provide for this, which would require an amendment to our articles of association.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the company’s articles of association explicitly allow such practice and (ii) all shareholders are in favor of the resolution to be adopted. Our articles of association, however, do not provide for shareholder action by written consent as it is not practicable for a listed company.

Members of the Board are authorized to attend general meetings of shareholders. They have an advisory vote. The general meeting shall be chaired by the Chairman of the Board or by another non-executive director appointed for that purpose by the Board.

Voting Rights

Under Dutch law and our articles of association, each share of common stock confers the right to cast one vote at the general meeting of shareholders. Resolutions by the general meeting of shareholders must be adopted by an absolute majority of votes cast, unless another standard of votes and / or a quorum is required by virtue of Dutch law or our articles of association. There is no required quorum under Dutch law for shareholder action at a properly convened shareholder meeting, except in specific instances prescribed by Dutch law or our articles of association.

Each shareholder has the right to participate in, address and exercise its right to vote at the general meeting of shareholders in person or by written proxy or by electronic means of communication, subject to certain conditions for the use of electronic means of voting set by or pursuant to our articles of association.

No votes may be cast at a general meeting of shareholders on the shares held by us or our subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of the shares held by us or our subsidiaries in our capital stock are not excluded from the right to vote on such shares, if the right of usufruct or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct or a right of pledge.

Under Dutch law, our Board is not required to set a record date for a general meeting to determine those shareholders that are entitled to vote at the general meeting. Our Board has selected to adopt a record date. Dutch law requires that the record date be on the 28th day prior to the date of the general meeting. Shareholders as of the record date shall be deemed entitled to attend and to vote at the general meeting. There is no specific provision in Dutch law relating to adjournment of the general meeting of shareholders.

Nomination Right

Pursuant to our articles of association, our Board consists of one or more executive directors and one or more non-executive directors. The total number of directors, as well as the number of executive directors and non-executive directors, is determined by the Board.

The directors are appointed on recommendation of the Board. A recommendation submitted on time is binding. However, the general meeting may disregard the recommendation if it adopts a resolution to that effect by a majority of no less than two-thirds of the votes cast, representing over one-half of the issued capital.

Pursuant to the Director Nomination Agreement, T. Rowe Price Associates, Inc. (formerly, Oak Hill Advisors, L.P.) has the right to designate two persons as its nominees for election to the Board provided that it owns at least 20% of the Company’s outstanding common stock (and one person if it owns at least 10%, but less than 20%, of the outstanding common stock). Also, the Mosing Parties (as defined in the Director Nomination Agreement) have the right to designate one person as their nominee for election to the Board as long as they own at least 10% of the Company’s outstanding common stock.

Shareholder Vote on Certain Reorganizations

Under Dutch law, the approval of our general meeting of shareholders is required for any significant change in the identity of us or our business.

Appraisal Rights

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights.

Anti-Takeover Provisions

Under Dutch law, protective measures against takeovers are possible and permissible, within the boundaries set by Dutch law and Dutch case law.

The following resolutions and provisions of our articles of association may have the effect of making a takeover of our company more difficult or less attractive, including:

•

our Board is designated to issue shares and grant rights to subscribe for shares of common stock, up to 20% of the issued share capital, and to limit or exclude pre-emptive rights on shares, both for a period of 18 months from May 25, 2022; and

•	shareholder action by written consent is not permitted, thereby requiring all shareholder actions to be taken at a general meeting of shareholders.

Inspection of Books and Records

The Board provides all information required by Dutch law at the general meeting of shareholders and makes the information available to individual shareholders at the office of the company with copies available upon request. The part of our shareholders’ register kept in The Netherlands is available for inspection by the shareholders.

Amendment of Our Articles of Association

The general meeting of shareholders is able to effect an amendment of our articles of association only upon a proposal of our Board. A proposal to amend our articles of association whereby any change would be made in the rights which vest in the holders of shares in a specific class in their capacity as such, shall require the prior approval of the meeting of the holders of the shares of that specific class.

Dissolution, Merger or Demerger

The general meeting of shareholders will only be able to effect a dissolution of the company. The liquidation of the company shall be carried out by the directors, if and to the extent the Board has not appointed one or more other liquidators.

Under Dutch law, a resolution for a legal merger (juridische fusie) or legal demerger (juridische splitsing) is adopted in the same manner as a resolution to amend a company’s articles of association. The general meeting of shareholders may, in accordance with the relevant merger proposal by the Board, adopt a resolution for a legal merger or legal demerger by an absolute majority of the votes cast, unless less than half of the issued capital stock is present or represented at the meeting, in which case a two-thirds majority is required.

Shareholder Suits

If a third party is liable to a Dutch company, under Dutch law generally shareholders do not have the right to bring an action on behalf of the company or bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their stock. Only in the event that the cause for the liability of such third party to the company also constitutes a tortious act directly against such shareholder and the damages sustained are permanent may that shareholder have an individual right of action against such third party on its own behalf to recover such damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of a group of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example, declaring that a party has acted wrongfully or has breached fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement, which provides for monetary compensation of damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three months). Such individual injured party may also individually institute a civil claim for damages within the aforementioned term.

Squeeze-Out

Under Dutch law, a shareholder who holds at least 95% of our issued capital for its own account may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder. The proceedings are held before the Enterprise Division (Ondernemingskamer) of the Court of Appeal in Amsterdam, which may award the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will render an opinion to the Enterprise Chamber on the value of the shares. The court shall disallow the proceedings against all other defendants if (i) notwithstanding compensation, a defendant would sustain serious tangible loss by the transfer; (ii) the defendant is the holder of a share in which a special right of control of the company is vested under the company’s articles of association; or (iii) a claimant has, as against a defendant, renounced his power to institute such proceedings. Once the order for transfer has become final, the acquirer must give written notice of the price and the date on which and the place where the price is payable to the minority shareholders whose addresses are known to the acquirer. Unless all addresses are known to the acquirer, it must also publish the same in a daily newspaper with nationwide distribution

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock trades on the NYSE under the symbol “XPRO.”

DESCRIPTION OF DEBT SECURITIES

The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Expro Group Holdings N.V. and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities, unsecured senior subordinated debt securities and unsecured subordinated debt securities will be issued under separate indentures to be entered into by us and a trustee to be named in a prospectus supplement.

If we issue any debt securities using this prospectus, we will file a form of the applicable indenture by amendment to the registration statement of which this prospectus forms a part or as an exhibit to a document to be incorporated by reference herein. You should refer to the applicable indenture for more specific information.

The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to any of our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplemental indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplemental indenture, to all of our senior and senior subordinated indebtedness.

We will include the specific terms of each series of the debt securities being offered in a prospectus supplement.

DESCRIPTION OF WARRANTS

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the offered securities: (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. A description of the specific plan of distribution of the securities that may be offered pursuant to this prospectus, including any underwriters, dealers, agents or direct purchasers and their compensation, will be set forth in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the Debt Securities, certain legal matters relating to United States law and certain matters relating to United States federal income taxation will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. Unless otherwise indicated in an applicable prospectus supplement, the validity of the common stock and warrants being offered by this prospectus and other legal matters concerning this offering relating to Dutch law will be passed upon for us by Van Campen Liem, Amsterdam, The Netherlands. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Expro Group Holdings N.V. as of and for the years ended December 31, 2021 and 2020, incorporated by reference in this prospectus, and the effectiveness of Expro Group Holdings N.V.’s internal control over financial reporting as of December 31, 2021 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in auditing and accounting.

The consolidated financial statements of Expro Group Holdings International Limited as of and for the year ended December 31, 2019 appearing in the Annual Report on Form 10-K for the year ended December 31, 2021, has been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Frank’s International N.V. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference herein in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to change in accounting method for leases as of January 1, 2019 due to the adoption of the provisions of Accounting Standards Codification Topic 842 – Leases, as amended.